Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	John E. Peck
President and CEO
(270) 885-1171

HOPFED BANCORP, INC. REPORTS FIRST QUARTER RESULTS

HOPKINSVILLE, Ky. (April 28, 2004) – HopFed Bancorp, Inc. (NASDAQ: HFBC) (the “Company”) today reported results for the first quarter ended March 31, 2004. Net income for the first quarter ended March 31, 2004, was $947,000, or $0.26 per share, compared with net income of $996,000, or $0.27 per share, for the first quarter in 2003.

Commenting on the first quarter results, John E. Peck, president and chief executive officer, said, “The Company continues to experience growth in both loans and deposits. The Company has maintained stable levels of profitability despite tighter net interest margins that have resulted from the prolonged decline in market interest rates and the resulting downward re-pricing of its adjustable rate loan portfolio. The Company is focused on growth in core deposits while lowering its cost of funds and appears well positioned to perform well as our local and national economy improves. Our expanded product lines, including Internet banking and bill pay, as well as exceptional customer service have been rewarded with continued growth in all of our markets.”

“In addition, at March 31, 2004, total assets increased to $541.0 million compared with $531.5 million at December 31, 2003; deposits increased to $421.1 million compared with $417.5 million at December 31, 2003; while net loans increased to $340.5 million compared with $334.7 million at December 31, 2003.”

HopFed Bancorp, Inc. is a holding company for Heritage Bank headquartered in Hopkinsville, Kentucky. The Bank has eight offices in western Kentucky and offers a broad line of banking and financial products and services with the personalized focus of a community banking organization.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risk, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.

HFBC Announces First Quarter Results

April 28, 2004

HOPFED BANCORP, INC.

Selected Financial Data

(In thousands, except per share data)

	Three Months Ended March 31,
	2004	2003
Earnings Summary
Interest income on loans	$4,720	$4,731
Interest income on taxable investments	1,326	1,021
Interest income on non taxable investments	242	115
Interest income on time deposits	6	38

Total interest income	6,294	5,905

Interest expense on deposits	2,429	2,766
Interest expense on borrowed funds	536	267

Total interest expense	2,965	3,033

Net interest income	3,329	2,872
Provision for loan losses	300	400

Net interest income after provision for loan losses	3,029	2,472

Non-interest income:
Gain on sale of investments	171	318
Gain on sale of loans	32	118
Service charges	381	305
Other	208	274

Total non-interest income	792	1,015

Non-interest expense:
Salaries and benefits	1,256	1,023
Occupancy expense	169	211
Data processing	198	186
State deposit taxes	116	95
Loss on sale of fixed assets	7	—
Other operating expenses	650	508

Total non-interest expense	2,396	2,023

Net income before income taxes	1,425	1,464
Federal income tax expense	478	468

Net income	$947	$996

Earnings per share - basic	$0.26	$0.27
Earnings per share - diluted	$0.26	$0.27
Dividend per share	$0.12	$0.11

Weighted average shares
outstanding – Basic	3,630,396	3,630,396

Weighted average shares outstanding – Diluted	3,661,397	3,646,737

	As of
	March 31, 2004	December 31, 2003
Total assets	$541,002	$531,465
Loans receivable, gross	343,345	337,316
Securities available for sale	147,748	143,514
Securities held to maturity	17,046	15,108
Allowance for loan losses	2,800	2,576
Total deposits	421,126	417,488
Total borrowings	68,897	64,663
Stockholder’s equity	48,679	47,238
Book value	$13.41	$13.01